Exhibit 99.1

News Release

Contact: Mike Majors 972-569-3627	• 3700 S. Stonebridge Drive • McKinney, Texas 75070	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

SECOND QUARTER 2008 RESULTS

McKinney, TX, July 23, 2008–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended June 30, 2008, net income was $1.47 per share compared with $1.32 per share for the year-ago quarter. Net operating income for the quarter was $1.44 per share, a 7% per share increase compared with $1.34 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended June 30,		% Chg.	Quarter Ended June 30,		% Chg.
	2008	2007		2008	2007
Insurance underwriting income	$1.29	$1.25	3	$117.1	$120.4	(3)
Excess investment income	0.93	0.83	12	84.1	80.1	5
Parent company expense	(0.03)	(0.03)		(2.7)	(2.5)
Income tax	(0.73)	(0.70)	4	(65.8)	(67.3)	(2)
Stock option expense, net of tax	(0.02)	(0.02)		(2.0)	(1.5)

Net operating income	$1.44	$1.34	7	$130.6	$129.1	1
Reconciling items, net of tax:
Gain on sale of agency buildings	—	0.01		0.1	1.2
Realized losses on investments	(0.06)	(0.02)		(5.0)	(1.8)
Medicare Part D adjustment	(0.02)	(0.02)		(2.1)	(1.6)
Tax settlements, net of tax	0.11	—		10.1	0.4
Net cost from legal settlements	—	—		—	(0.1)

Net income	$1.47	$1.32		$133.7	$127.1
Weighted average diluted shares outstanding (000)	90,698	96,652

See definitions in the discussions below and in the Torchmark 2007 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the second quarter 2008 with second quarter 2007:

Life insurance accounted for 68% of the Company’s insurance underwriting margin for the quarter and 58% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 28% of Torchmark’s insurance underwriting margin for the quarter and 35% of total premium revenue. Medicare Part D accounted for 4% of insurance underwriting margin and 6% of total premium revenue.

Net sales of life insurance increased 13%, while health sales, excluding Medicare Part D, fell 41%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended June 30, 2008	Quarter Ended June 30, 2007	% Chg.
Life insurance	$406.5	$392.3	4
Health insurance – excluding Medicare Part D	242.4	259.0	(6)
Health – Medicare Part D	44.5	55.1	(19)
Annuity	3.8	5.4	(28)

Total	$697.2	$711.7	(2)

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended June 30, 2008	% of Premium	Quarter Ended June 30, 2007	% of Premium	% Chg.
Insurance underwriting margins:
Life	$104.1	26	$101.5	26	3
Health	43.7	18	45.8	18	(5)
Health – Medicare Part D	5.4	12	6.0	11	(9)
Annuity	1.0		2.7		(64)

	154.2		155.9
Other income	1.0		1.4
Administrative expenses	(38.2)		(36.9)		3

Insurance underwriting income	$117.1		$120.4		(3)
Per share	$1.29		$1.25		3

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s second leading contributor to total premium revenue ($137 million) and leading contributor to total underwriting margin ($45 million). AIL’s life insurance underwriting margin of $38 million was up 11%, and as a percentage of life premium, was 32%, the highest of the major life distribution channels. Life premiums of $119 million grew 9%. Net life sales were $28 million for the quarter, up 21%. The number of AIL producing agents grew 17% to 2,805 compared with the year-ago quarter.

Direct Response was Torchmark’s leading contributor to total premium revenue ($140 million) and second leading contributor to total underwriting margin ($31 million). Life premiums of $129 million were up 7%, and the life underwriting margin of $30 million was up 2%. As a percentage of life premium, its life underwriting margin was 23%. Net life sales of $32 million increased 8%.

LNL Agency was Torchmark’s third leading contributor to total premium revenue ($106 million), including $72 million from life insurance, which declined 3%. LNL’s total underwriting margin was $25 million, unchanged from the year-ago quarter. As a percentage of life premium, the life underwriting margin was 22%. Net life sales of $12 million were up 34%. Producing agents grew to 3,189, up 64% from a year ago, and up 12% during the quarter.

UA Independent Agency was Torchmark’s largest contributor to health premium ($91 million) and health underwriting margin ($15 million); however, its health premium declined 8% and underwriting margin declined 9%. Health underwriting margin as a percentage of premium remained at 17%. Net health sales of $10 million fell 27%.

UA Branch Office Agency was the second leading distribution channel in terms of health premium ($88 million), and health underwriting margin ($12 million). Health underwriting margin was 13% of premium. Net health sales fell to $21 million and net life sales grew by $1 million. The number of producing agents at UA Branch fell 29% to 2,306 compared with the year-ago quarter.

Medicare Part D Prescription Drug Plan, which began January 1, 2006, is distributed by Direct Response and the UA agencies. As expected, second quarter premium revenue was $45 million compared with $55 million in the year-ago quarter as the number of insureds declined from previous years.

	Medicare Part D (dollars in millions)
	Quarter Ended June 30, 2008	% of Premium	Quarter Ended June 30, 2007	% of Premium	% Chg.
Premium	$44.5		$55.1		(19)
Policy obligations	(35.0)	79	(43.9)	80	(20)
Fees to PBM	(3.0)	7	(3.9)	7	(23)
Net amortization of DAC	(1.1)	3	(1.4)	3	(19)

Underwriting margin	$5.4	12	$6.0	11	(9)

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. Underwriting margin from the annuity segment was $1 million, down 64% from the year-ago quarter. Annuities comprised less than 1% of the Company’s insurance underwriting margin for the quarter.

Administrative Expenses were $38.2 million, up 3.5% from the year-ago quarter, primarily the result of an increase in pension expense.

INVESTMENTS

Excess Investment Income – comparing the second quarter 2008 with the second quarter 2007:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended June 30, (dollars in millions, except per share data)
	2008	2007	% Chg.
Net investment income	$167.8	$160.7	4

Required interest:
Interest credited on net policy liabilities	(68.9)	(64.1)	8
Interest on debt	(14.8)	(16.5)	(10)

Total required interest	(83.7)	(80.6)	4

Excess investment income	$84.1	$80.1	5
Per share	$0.93	$0.83	12

Net investment income increased 4%, in line with a 5% increase in the average invested assets. Interest credited on net policy liabilities increased 8% in line with a similar increase in related liabilities. Interest on debt decreased 10% due to a lower average rate on short-term debt and a reduction in average short-term debt outstanding.

Investment Portfolio Composition at June 30, 2008:

The market value of Torchmark’s fixed maturity portfolio was $8.9 billion; $670 million lower than amortized cost of $9.5 billion. This net unrealized loss is comprised of $131 million gross unrealized gains, and $800 million gross unrealized losses. The fixed maturity portfolio, which at amortized cost comprised 95% of total invested assets, earned an annual effective yield of 7.0% during the second quarter of 2008, up from 6.9% in the year-ago quarter. At amortized cost, 93% of fixed maturities (94% at market value) were rated “investment grade”. The investment portfolio contains no sub-prime mortgages or structured securities whose underlying collateral consists of sub-prime mortgages.

Acquisitions of fixed maturity investments during the quarter totaled $241 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended June 30,
	2008	2007
Average annual effective yield	7.0%	6.8%
Average rating	A+	A
Average life (in years) to:
First call	22.8	19.8
Maturity	32.5	33.4

Prior Years Tax Settlement

Torchmark recorded a non-operating tax benefit of $10.1 million (net of taxes) resulting from resolution of a dispute with Canadian tax authorities.

Realized Capital Losses on Investments – during the quarter ended June 30, 2008:

During the quarter, the Company wrote down $5.5 million (after tax) of non-financial institution fixed securities due to impairment losses which were offset by $.5 million of net gains from fixed securities and other investments for a net after-tax loss of $5.0 million.

SHARE REPURCHASE – during the quarter ended June 30, 2008:

Torchmark’s ongoing share repurchase program resulted in the repurchase during the quarter of 1.5 million shares of Torchmark Corporation common stock at a total cost of $89 million ($61.46 average cost per share).

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2008:

Torchmark reaffirms previous guidance, projecting that for the year ending December 31, 2008, net operating income per share, including the share buy-back program, will range from $5.90 to $5.96.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

Note: Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2007, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its second quarter 2008 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, July 24, 2008. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com